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                                                                   EXHIBIT 10.26

February 4, 2003

Tony Dolanski
4 Roselawn Lane
Malvern, PA 19355

Dear Tony,

The Board of Directors and I recognize you as a valuable contributor to Internet Capital Group. We place a high priority upon retaining your services to ICG and in rewarding you for your commitment, dedication, and hard work. I am, therefore, very pleased to communicate a severance package that will be made available to you should you be terminated other than for cause prior to December 31, 2005. A summary of these severance benefits is listed below.

         - SEVERANCE PAY - ICG will pay you at the date of termination of employment a lump sum payment equal to 12 months of base salary plus target bonus at the rate existing at termination of employment.

         - ANNUAL BONUS - ICG will pay you at the same time, under the same terms and conditions as other employees, a pro-rated bonus for service through your termination date, based on your individual performance and ICG's performance for that period as determined by the Board of Directors.

         - EMPLOYEE BENEFITS - ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) 12 months after termination of employment; or
                  (B) your eligibility for any of these benefits under another employer's or spouse's employer's plan.

         - OUTPLACEMENT - ICG will provide you career counseling until the earlier of (A) 12 months after termination of employment; or (B) your employment with a subsequent employer.

         - EQUITY - ICG Management will recommend to the Compensation Committee of the Board of Directors that your stock options and restricted stock be subject to the better of the following: (A) credit for an additional 12 months service (compared to your actual service with ICG); or (B) application of the terms of the relevant option or restricted stock agreement. Such options shall be exercisable after your termination of employment to the earlier of 1) twenty-four months or 2) 12 months after the ICG share price is maintained at $10 for 20 trading days.

         - CHANGE IN CONTROL - In the event of an involuntary termination caused by a change in control as defined in the summary plan description, you will receive 100% acceleration of all equity grants. The term to exercise any option grant shall be extended to the remaining term of the option.

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         -        RELEASE - Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to ICG. If you elect not to sign a release of liability, you will be eligible for the standard severance package applicable at that time. That package currently consists of one month's pay plus two week's pay per year of completed service and paid medical and dental insurance for you and your family for the standard severance period

My belief is that the current ICG team, including you, is outstanding and will drive our success against our business plan. This success will provide meaningful financial rewards to our shareholders and employees.

Sincerely,

/s/ Walter Buckley
Chairman and Chief Executive Officer

cc: employee file